Exhibit 99.1

Noble Corporation Dorfstrasse 19a 6340 Baar Switzerland

PRESS RELEASE

Noble Corporation Reports Improved Third Quarter 2013 Results as Operational Downtime Declines and New Rigs Commence Operations

ZUG, Switzerland, October 16, 2013 – Noble Corporation (NYSE: NE) today reported third quarter 2013 earnings of $282 million, or $1.10 per diluted share. Results for the quarter included the sale of the jackup rig Noble Lewis Dugger, which closed in July, a settlement relating to the 2010 acquisition of Frontier Drilling and an impairment charge taken on two submersible rigs. The net after tax gain for these items contributed approximately $63 million or $0.25 per diluted share during the quarter. Excluding the sale transaction, settlement and asset impairment charge, third quarter 2013 earnings were $219 million, or $0.85 per diluted share. The results compared to $177 million, or $0.69 per diluted share, for the second quarter of 2013 and $115 million, or $0.45 per diluted share for the third quarter of 2012. Total revenues for the third quarter of 2013 were $1.08 billion, compared to $1.02 billion in the second quarter of 2013 and $884 million in the third quarter of 2012.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation stated, “With the continued success of our shipyard program, Noble benefited from the earlier-than-expected commencement of operations on two new ultra-deepwater drillships, which combined with a further reduction in total operational downtime, fewer shipyard days and essentially flat operating costs, were the primary catalysts behind the excellent third quarter performance. Our global operations execution continues to trend favorably with total operational downtime in the quarter falling to 4.6 percent from 5.2 percent in the previous quarter. Also, our shipyard execution has been exceptional, providing on-time deliveries and a smooth transition of the new rigs from the yard into contract commencement. As we continue the steady addition of new ultra-deepwater drillships and high-specification jackups to our rapidly transforming offshore fleet, the improved mix of premium rigs should drive further improvement in our contract drilling margins, as we saw in the third quarter.”

Contract drilling services revenues for the third quarter of 2013 improved 7 percent to $1.04 billion compared to revenues of $975 million in the second quarter. The increase was primarily driven by the commencement of operations of the new ultra-deepwater drillships Noble Don Taylor and Noble Globetrotter II, a reduction in shipyard time and lower fleet downtime. Contract drilling services costs totaled $488 million in the third quarter, a slight decrease compared to operating costs of $492 million in the second quarter. The third quarter decrease relates to an $8 million Mexico VAT settlement included in the prior quarter costs, partially offset by cost increases resulting from the operational commencement of the two newbuild drillships. Contract drilling margin for the third quarter of 2013 increased to 53.1 percent from 49.6 percent during the second quarter.

MORE

Net cash from operating activities improved to $516 million in the third quarter of 2013 compared to $443 million for the second quarter. The improvement was primarily due to the Frontier settlement and increased earnings resulting from higher daily revenues, which increased 4 percent in the quarter to approximately $194,600. For the nine months ended September 30, 2013, net cash from operations was $1.2 billion. Capital expenditures in the third quarter were $480 million, including $270 million related to the Company’s newbuild construction program, which included the delivery in August of the Company’s first of six JU3000N high-specification jackups, the Noble Mick O’Brien. For the nine months ended September 30, 2013, capital expenditures totaled $1.72 billion, of which $1.02 billion was related to the newbuild construction program. The Company estimates approximately $2.4 billion in capital expenditures will be required to complete the remaining nine newbuilds under construction, comprised of three ultra-deepwater drillships and six high-specification jackups. Capital expenditures for 2013 are expected to total $2.6 billion.

Total debt at September 30, 2013 was $5.3 billion, essentially unchanged from the second quarter, resulting in debt as a percentage of total capitalization of 37 percent, compared to 38 percent at June 30, 2013. During the third quarter, the Company entered into a $600 million, 364-day unsecured revolving credit facility agreement, bringing the Company’s total revolver capacity to $2.9 billion. At September 30, 2013, liquidity, defined as cash and cash equivalents plus availability under revolving credit facilities, totaled $1.8 billion.

The effective tax rate for the third quarter of 2013 was 16 percent, reflecting favorable changes in the geographic mix of pre-tax income and the recognition of certain discrete benefits in the quarter.

Operating Highlights

Total contract backlog at September 30, 2013 was approximately $16.2 billion compared to $16.0 billion at June 30, 2013. The increase was primarily due to contract awards on several of the Company’s jackup rigs operating in the North Sea, West Africa and in the Middle East, where the Noble Scott Marks and Noble Roger Lewis were awarded three-year contracts at a dayrate of $257,500, a new high for Middle East jackups of this class in terms of both dayrate and contract duration.

During the third quarter of 2013, utilization of the Company’s floating rig fleet (semisubmersibles and drillships) was 79 percent compared to 77 percent in the second quarter. Excluding the impact of two cold stacked floaters, utilization in the third quarter was 86 percent compared to 84 percent in the second quarter. Average daily revenues in the floating rig fleet were $369,100 in the third quarter, or an improvement of 6 percent compared to $346,900 in the second quarter. The newbuild ultra-deepwater drillships Noble Don Taylor and Noble Globetrotter II began their initial contracts during the quarter, contributing to the improvement in average daily revenues.

Third quarter 2013 utilization of the Company’s jackup rig fleet was 94 percent compared to 92 percent in the second quarter. The Company was successful in securing a number of contracts for its jackup fleet during the third quarter, including nine contract awards with durations of one to three years for rigs primarily located in the North Sea and Middle East regions. These nine contracts added an estimated $1.3 billion to the Company’s backlog. The Company also secured a 10-month contract for the Noble Houston Colbert, one of five JU3000N jackups currently under construction. The rig will operate for Total offshore Argentina at a dayrate of $247,000, with the contract expected to commence in April 2014.

At the end of the third quarter of 2013, approximately 80 percent of the Company’s available rig operating days were committed for the remainder of 2013, including 84 percent of the floating rig days and 83 percent of the jackup rig days. For 2014, an estimated 71 percent of the available rig operating days were committed, including 76 percent and 72 percent of the floating and jackup rig days, respectively. The calculations for committed operating days include available days for two floaters, two submersibles and one jackup, all of which are cold stacked.

Outlook

Addressing industry activity, Williams commented, “Our view of the offshore drilling business remains decidedly positive, with jackup and floating rig contract opportunities visible in a number of regions. In the jackup rig sector, we expect to see a continuation of improving customer demand for high-specification and standard capability rigs well into 2014. Incremental customer demand is anticipated in Mexico, the North Sea, Asia and the Middle East. Many of the opportunities include contract durations ranging from one to three years, with isolated opportunities beyond three years. In the floating rig sector, ultra-deepwater capable rigs with advanced technical features are continuing to experience robust demand. Strong, sustained crude oil prices, a heightened focus by customers on exploration opportunities with an increasing interest in frontier locations, and the onset of a growth phase in field development programs are driving customer demand for the foreseeable future. Floating rigs with less sophisticated drilling features remain viable candidates for many customer needs, including opportunities in Latin America, West Africa, Southeast Asia and Australia. However, we expect to see an increase in rig mobilizations, causing interruptions in utilization, as many of these rigs seek opportunities in areas where the rig’s technical features and the customer’s well construction requirements are better aligned.”

In closing, Williams noted, “We continue to make significant progress with the strategic transformation of the Company, putting Noble in a position to successfully compete for future opportunities, while building value for our shareholders. Our operational execution has improved throughout 2013 and has benefitted from the implementation of processes and systems which have contributed to our improved fleet uptime. We are also moving forward with the next phase of the project involving the spin-off of some of our standard assets with an expected completion in 2014. Further, eight of our final newbuild rigs are expected to be delivered from shipyards by the end of 2014, largely completing our heavy newbuild project backlog which will contribute to a growing level of free cash flow as these premium assets commence operations.”

About Noble

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 79 offshore drilling units (including three ultra-deepwater drillships and seven high-specification jackup drilling rigs currently under construction), located worldwide, including in the U.S. Gulf of Mexico and Alaska, Mexico, Brazil, the North Sea, the Mediterranean, West Africa, the Middle East, India, Malaysia and Australia. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE.” Additional information on Noble Corporation is available on the Company’s Web site at http://www.noblecorp.com.

Statements regarding contract backlog, earnings, costs, revenue, rig demand, fleet condition or performance, shareholder value, timing of delivery of newbuilds, contract commitments, dayrates, contract commencements, contract extensions or renewals, letters of intent or award, industry fundamentals, customer relationships and requirements, a potential spin off of a portion of our fleet, a potential change in our corporate domicile, strategic initiatives, future performance, growth opportunities, market outlook, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, actions by regulatory authorities, customers and other third parties, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and others, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, delays in the construction of newbuilds, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, the future price of oil and gas, the inability to consummate a potential spin-off transaction or change in corporate domicile or the inability to realize the expected benefits from any such transactions and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble has scheduled a conference call and webcast related to its third quarter 2013 results on Thursday, October 17, 2013, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-866-461-7129, or internationally 1-706-679-3084, using access code: 75237180, or by asking for the Noble Corporation conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.

A replay of the conference call will be available on Thursday, October 17, 2013, beginning at 11:00 a.m. U.S. Central Daylight Time, through Thursday, October 31, 2013, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 75237180. The replay will also be available on the Company’s Web site following the end of the live call.

For additional information, contact:

For Investors:	Jeffrey L. Chastain, Vice President – Investor Relations and Corporate Communications, Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed, Director of Investor Relations and Corporate Communications, Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Operating revenues
Contract drilling services	$1,041,118	$833,212	$2,945,310	$2,427,759
Reimbursables	29,242	28,137	78,676	94,090
Labor contract drilling services	8,493	22,667	43,150	58,538
Other	28	16	105	258

	1,078,881	884,032	3,067,241	2,580,645

Operating costs and expenses
Contract drilling services	488,250	449,125	1,464,320	1,292,638
Reimbursables	23,671	21,047	61,294	76,618
Labor contract drilling services	8,153	12,991	29,804	34,070
Depreciation and amortization	223,711	195,087	642,456	549,779
Selling, general and administrative	33,776	26,858	86,196	75,388
Loss on impairment	3,585	—	3,585	18,345
Gain on disposal of assets, net	(35,646)	—	(35,646)	—
Gain on contract settlements/extinguishments, net	(45,000)	—	(46,800)	(33,255)

	700,500	705,108	2,205,209	2,013,583

Operating income	378,381	178,924	862,032	567,062
Other income (expense)
Interest expense, net of amount capitalized	(23,149)	(25,635)	(75,115)	(56,783)
Interest income and other, net	1,057	1,553	1,587	4,526

Income before income taxes	356,289	154,842	788,504	514,805
Income tax provision	(55,830)	(25,162)	(127,006)	(93,107)

Net income	300,459	129,680	661,498	421,698
Net income attributable to noncontrolling interests	(18,502)	(14,906)	(52,861)	(26,931)

Net income attributable to Noble Corporation	$281,957	$114,774	$608,637	$394,767

Net income per share
Basic	$1.10	$0.45	$2.37	$1.55
Diluted	$1.10	$0.45	$2.37	$1.55

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$178,370	$282,092
Accounts receivable	865,746	743,673
Prepaid expenses and other current assets	330,887	279,560

Total current assets	1,375,003	1,305,325

Property and equipment	18,606,931	16,971,666
Accumulated depreciation	(4,534,474)	(3,945,694)

Property and equipment, net	14,072,457	13,025,972

Other assets	281,871	276,477

Total assets	$15,729,331	$14,607,774

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$318,013	$350,147
Accrued payroll and related costs	137,481	132,728
Dividend payable	192,352	66,369
Other current liabilities	336,740	362,205

Total current liabilities	984,586	911,449

Long-term debt	5,307,838	4,634,375
Deferred income taxes	187,648	226,045
Other liabilities	392,443	347,615

Total liabilities	6,872,515	6,119,484

Commitments and contingencies
Equity
Total shareholders’ equity	8,108,559	7,723,166
Noncontrolling interests	748,257	765,124

Total equity	8,856,816	8,488,290

Total liabilities and equity	$15,729,331	$14,607,774

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities
Net income	$661,498	$421,698
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	642,456	549,779
Loss on impairment	3,585	18,345
Gain on disposal of assets, net	(35,646)	—
Other changes in operating activities	(110,239)	(58,318)

Net cash from operating activities	1,161,654	931,504

Cash flows from investing activities
New construction	(1,021,780)	(440,520)
Major projects	(442,289)	(548,466)
Other capital expenditures	(168,206)	(149,933)
Capitalized interest	(92,452)	(108,220)
Proceeds from disposal of assets	61,000	—
Other investing activities	(66,946)	(195,044)

Net cash from investing activities	(1,730,673)	(1,442,183)

Cash flows from financing activities
Net change in borrowings on bank credit facilities	973,055	(630,000)
Repayment of long-term debt	(300,000)	—
Proceeds from issuance of senior notes, net of debt issuance costs	—	1,186,636
Contributions from joint venture partners	—	40,000
Dividends paid to joint venture partners	(69,728)	—
Dividends/Par value reduction payments paid to shareholders	(130,787)	(105,092)
Other financing activities	(7,243)	(1,594)

Net cash from financing activities	465,297	489,950

Net change in cash and cash equivalents	(103,722)	(20,729)
Cash and cash equivalents, beginning of period	282,092	239,196

Cash and cash equivalents, end of period	$178,370	$218,467

NOBLE CORPORATION AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended September 30,						Three Months Ended June 30,
	2013			2012			2013
	Contract			Contract			Contract
	Drilling			Drilling			Drilling
	Services	Other	Total	Services	Other	Total	Services	Other	Total
Operating revenues
Contract drilling services	$1,041,118	$—	$1,041,118	$833,212	$—	$833,212	$975,455	$—	$975,455
Reimbursables	28,840	402	29,242	27,087	1,050	28,137	28,000	260	28,260
Labor contract drilling services	—	8,493	8,493	—	22,667	22,667	—	13,603	13,603
Other	28	—	28	16	—	16	67	—	67

	$1,069,986	$8,895	$1,078,881	$860,315	$23,717	$884,032	$1,003,522	$13,863	$1,017,385

Operating costs and expenses
Contract drilling services	$488,250	$—	$488,250	$449,125	$—	$449,125	$491,983	$—	$491,983
Reimbursables	23,281	390	23,671	20,039	1,008	21,047	22,469	232	22,701
Labor contract drilling services	—	8,153	8,153	—	12,991	12,991	—	9,402	9,402
Depreciation and amortization	219,695	4,016	223,711	191,638	3,449	195,087	209,082	3,507	212,589
Selling, general and administrative	33,346	430	33,776	26,228	630	26,858	26,378	472	26,850
Loss on impairment	3,585	—	3,585	—	—	—	—	—	—
Gain on disposal of assets, net	(35,646)	—	(35,646)	—	—	—	—	—	—
Gain on contract settlements/extinguishments, net	(45,000)	—	(45,000)	—	—	—	—	—	—

	$687,511	$12,989	$700,500	$687,030	$18,078	$705,108	$749,912	$13,613	$763,525

Operating income	$382,475	$(4,094)	$378,381	$173,285	$5,639	$178,924	$253,610	$250	$253,860

Operating statistics
Jackups:
Average Rig Utilization	94%			83%			92%
Operating Days	3,635			3,285			3,594
Average Dayrate	$112,414			$97,857			$116,266
Semisubmersibles:
Average Rig Utilization	79%			83%			76%
Operating Days	1,012			1,067			970
Average Dayrate	$380,048			$331,900			$370,117
Drillships:
Average Rig Utilization	79%			73%			78%
Operating Days	702			590			637
Average Dayrate	$353,278			$267,166			$311,490
FPSO/Submersibles:
Average Rig Utilization	0%			0%			0%
Operating Days	—			—			—
Average Dayrate	$—			$—			$—
Total:
Average Rig Utilization	85%			78%			83%
Operating Days	5,349			4,942			5,201
Average Dayrate	$194,645			$168,608			$187,537

NOBLE CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Allocation of net income
Basic
Net income attributable to Noble Corporation	$281,957	$114,774	$608,637	$394,767
Earnings allocated to unvested share-based payment awards	(3,393)	(1,192)	(7,191)	(4,008)

Net income to common shareholders—basic	$278,564	$113,582	$601,446	$390,759

Diluted
Net income attributable to Noble Corporation	$281,957	$114,774	$608,637	$394,767
Earnings allocated to unvested share-based payment awards	(3,390)	(1,190)	(7,184)	(4,002)

Net income to common shareholders—diluted	$278,567	$113,584	$601,453	$390,765

Weighted average number of shares outstanding—basic	253,357	252,657	253,242	252,339
Incremental shares issuable from assumed exercise of stock options	261	317	265	385

Weighted average number of shares outstanding—diluted	253,618	252,974	253,507	252,724

Weighted average unvested share-based payment awards	3,086	2,651	3,028	2,588

Earnings per share
Basic	$1.10	$0.45	$2.37	$1.55
Diluted	$1.10	$0.45	$2.37	$1.55